Exhibit 23.2

Consent of Netherland, Sewell & Associates, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of our report dated October 22, 2013, with respect to estimates of reserves and future net revenue of Gastar Exploration Ltd., as of June 30, 2013, filed with the SEC on October 28, 2013; our report dated September 17, 2013, with respect to estimates of reserves and future net revenue of Gastar Exploration Ltd. as of December 31, 2012, filed with the SEC on October 24, 2013; and the reference to our firm under the heading “Experts” and all other references to our firm in the prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

February 7, 2014